Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102

December 31, 2008

Ms. Sherry Wilzig Izak

Livingston, NJ

Dear Sherry:

Reference is made to the letter agreement, dated as of March 29, 2004, by and between Wilshire Enterprises, Inc. and you (the "Letter Agreement").

As both Wilshire Enterprises, Inc. ("Wilshire") and you desire to amend the Letter Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), this letter agreement shall serve as an amendment to the Letter Agreement.

The special bonus described in the Letter Agreement is subject to your execution of a General Release.  Notwithstanding any provision of the Letter Agreement to the contrary, upon your termination of employment from Wilshire for any reason as described in the Letter Agreement (other than by reason of your death), Wilshire shall provide you with a General Release for your review within five (5) days of such event.  You shall be provided twenty-one (21) days (or such longer period as may be required under applicable law) to execute such General Release.  Provided that you execute the General Release as described above, you will be paid the special bonus on the fifth (5th) day immediately following the date on which such General Release becomes effective; provided, however, that (i) if your termination of employment occurs on or prior to November 20 of any calendar year, the special bonus will be paid no later than December 31 of such calendar year and (ii) if your termination of employment occurs on or after November 21 of any calendar year, the special bonus will be paid no earlier than January 1 of the following calendar year (provided that, in each case, the General Release becomes effective).  In the event of your death, the special bonus will be paid to your estate within 5 days of your death.

The payment of the special bonus is intended to comply with Section 409A of the Code and the regulations thereunder so as not to be subject to an "additional tax" within the meaning of Section 409A of the Code.  In no event may you, directly or indirectly, designate the calendar year of the payment of the special bonus. Notwithstanding anything contained in the Letter Agreement to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with Wilshire, and if the payment of the special bonus both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided to you in the manner provided under the Letter Agreement or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A of the Code, then the special bonus shall, subject to your execution and effectiveness of a General Release in accordance with the second paragraph of this letter, be paid to you (or to your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

WILSHIRE ENTERPRISES, INC.

/s/ Francis J. Elenio____________
By:           Francis J. Elenio
Title:        Chief Financial Officer

AGREED:

/s/ Sherry Wilzig Izak___________
Sherry Wilzig Izak
Chairman and Chief Executive Officer